As filed with the Securities and Exchange Commission on March 8, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

LIBERTY TRIPADVISOR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	46-3337365 (I.R.S. Employer Identification No.)

Liberty TripAdvisor Holdings, Inc. 2019 Omnibus Incentive Plan

(Full title of plan)

Renee L. Wilm

Chief Legal Officer & Chief Administrative Officer

Liberty TripAdvisor Holdings, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to: C. Brophy Christensen Michelle A. Earley O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111 (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

Liberty TripAdvisor Holdings, Inc. (the “Registrant”) is filing this Registration Statement for the purpose of registering additional shares of the Registrant’s Series A common stock and Series B common stock issuable pursuant to the Registrant’s 2019 Omnibus Incentive Plan and consists only of those items required by General Instruction E to Form S-8.

__________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of this Form will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference.

(i)

Registration Statements on Form S-8, filed with the Commission on August 13, 2019, December 5, 2019, December 11, 2020, and November 9, 2021 (File Nos. 333-233245, 333-235371, 333-251296, and 333-260909, respectively);

(ii)	Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 17, 2023 (the “Annual Report”) (File No. 001-36603)
(iii)	Current Report on Form 8-K filed on January 27, 2023 (File No. 001-36603, and not including any documents or portions of those documents deemed to be furnished but not filed);
(iv)

The description of the Registrant’s Series A common stock, par value $0.01 per share, contained in its Registration Statement on Form 8-A filed with the Commission on August 20, 2014 (File No. 001-36603), and any amendment or report filed for the purpose of updating such description, including Exhibit 4.6 to the Annual Report; and

(v)

The description of the Registrant’s Series B common stock, par value $0.01 per share, contained in its Registration Statement on Form 8-A filed with the Commission on August 20, 2014 (File No. 001-36603), and any amendment or report filed for the purpose of updating such description, including Exhibit 4.6 to the Annual Report.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this

Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequently Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors or certain officers to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of Title 8 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of the Registrant provides as follows:

1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant will not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

2. Indemnification.

(a) Right to Indemnification. The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

(b) Prepayment of Expenses. The Registrant will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e) Other Indemnification. The Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Registrant’s Amended and Restated Bylaws provide indemnification that is similar to the indemnification in the Charter.

The Registrant has also entered into indemnification agreements with its directors and officers. The indemnification agreements are intended to provide indemnification to the fullest extent permitted by law.

Item 8.  Exhibits.

Exhibit No.	Description

4	Liberty TripAdvisor Holdings, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed on April 18, 2019 (File No. 001-36603)).

5	Opinion of O’Melveny & Myers LLP as to the legality of the securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5).

24	Power of Attorney (begins on page II-4).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on
March 8, 2023.

LIBERTY TRIPADVISOR HOLDINGS, INC.

By: /s/ Katherine C. Jewell Name:Katherine C. Jewell Title:Vice President/Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Renee L. Wilm, Craig Troyer, Brittany A. Uthoff and Katherine C. Jewell as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Gregory B. Maffei	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 8, 2023
Gregory B. Maffei

/s/ Brian J. Wendling	Senior Vice President and Chief Financial Officer	March 8, 2023
Brian J. Wendling	(Principal Financial Officer and Principal Accounting Officer)

/s/ Christy Haubegger	Director	March 8, 2023
Christy Haubegger
/s/ Michael J. Malone	Director	March 8, 2023
Michael J. Malone
/s/ Chris Mueller	Director	March 8, 2023
Chris Mueller

/s/ Larry E. Romrell	Director	March 8, 2023
Larry E. Romrell

/s/ Albert E. Rosenthaler	Chief Corporate Development Officer and Director	March 8, 2023
Albert E. Rosenthaler

/s/ J. David Wargo	Director	March 8, 2023
J. David Wargo